UNIVERSAL HOSPITAL SERVICES, INC.                     Exhibit (a)(7)
                                                              --------------

                                  $100,000,000
                         10 1/4% Senior Notes due 2008

                               PURCHASE AGREEMENT
                               ------------------

                                                           February 23, 1998

        BT ALEX. BROWN INCORPORATED
        One Bankers Trust Plaza
        130 Liberty Street
        New York, New York  10006

        Ladies and Gentlemen:

                  UHS Acquisition Corp., a newly-formed Minnesota corporation ("Acquisition Corp.") controlled by J.W. Childs Equity Partners, L.P. ("Childs"), hereby confirms its agreement with you (the "Initial Purchaser"), as set forth below.

                  1. The Notes. Subject to the terms and conditions herein contained, Universal Hospital Services, Inc., a Minnesota corporation, in its capacity as the surviving corporation of the Merger (as defined below) (the "Company") proposes to issue and sell (the "Offering") to the Initial Purchaser $100,000,000 aggregate principal amount of its 10 1/4% Senior Notes due 2008 (the "Notes"). The Notes are to be issued under an indenture (the "Indenture") to be dated as of February 25, 1998 by and between the Company, and First Trust National Association, as Trustee (the "Trustee").

                  The Notes are being issued and sold in connection with the recapitalization of the Company (the "Recapitalization"), which is being effected through the merger (the "Merger") of Acquisition Corp. with and into the Company pursuant to an Agreement and Plan of Merger dated as of November 25, 1997 (the "Merger Agreement"). In connection with the Recapitalization (assuming it was consummated as of September 30, 1997): (i) the Company's existing shareholders (other than certain members of the Company's management (the "Management Investors")) will receive, in consideration for the cancellation of approximately 5.3 million shares of the Company's common stock and options to purchase approximately 344,000 shares of the common stock held by such shareholders, cash in the aggregate amount of approximately $84.9 million (net of aggregate option exercise price), or $15.50 per share;
        (ii) the Company will repay substantially all of its outstanding borrowings of approximately $32.8 million under existing loan agreements; (iii) the Company will pay estimated fees and expenses of $11.5 million related to the Recapitalization; and (iv) the Company will pay approximately $3.3 million in severance pay to certain non-continuing members of management. In order to finance the Recapitalization, the Company will: (i) issue the Notes; (ii) receive an equity contribution of approximately $21.5 million in cash from Childs and affiliates and the Management Investors; and (iii) borrow approximately $11.0 million under a $30.0 million revolving credit facility to be entered into between the Company and Bankers Trust Company, as agent for the lenders thereunder (the "Credit Agreement").

                  The Notes will be offered and sold to the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the "Act"), in reliance on exemptions therefrom.

                  In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum dated
        January 27, 1998 (the "Preliminary Memorandum") and a final offering memorandum dated February 23, 1998 (the "Final Memorandum"; the Preliminary Memorandum and the Final Memorandum each herein being referred to as a "Memorandum") each setting forth or including a description of the terms of the Notes, the terms of the Offering, the other aspects of the Recapitalization and the transactions contemplated hereby and thereby, a description of the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements included therein.

                  Acquisition Corp. understands that the Initial Purchaser proposes to make an offering of the Notes only on the terms and in the manner set forth in the Final Memorandum and
        Section 8 hereof as soon as the Initial Purchaser deems advisable after this Agreement has been executed and delivered, to persons in the United States whom the Initial Purchaser reasonably believes to be qualified institutional buyers ("Qualified Institutional Buyers" or "QIBs") as defined in Rule 144A under the Act, as such rule may be amended from time to time ("Rule 144A") and outside the United States to certain persons in reliance on Regulation S under the Act.

                  The Initial Purchaser and its direct and indirect transferees of the Notes will be entitled to the benefits of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), to be dated the Closing Date (as defined in
        Section 3 below), pursuant to which the Company has agreed, among other things, to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering the Notes or the Exchange Notes (as defined in the Registration Rights Agreement) under the Act.

                  2. Representations and Warranties. Acquisition Corp. represents and warrants to and agrees with the Initial Purchaser that:

                  (a) Neither the Preliminary Memorandum as of the date thereof nor the Final Memorandum nor any amendment or supplement thereto as of the date thereof and at all times subsequent thereto up to the Closing Date contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

                  (b) As of the Closing Date and after giving effect to the Recapitalization, the Company will have the authorized, issued and outstanding capitalization set forth in the Final Memorandum; all of the outstanding shares of capital stock of the Company have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; except as set forth or contemplated in the Final Memorandum, all of the outstanding shares of capital stock of the Company will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Act and the securities or "Blue Sky" laws of certain jurisdictions, those permitted under the Stockholders Agreement (as defined in the Final Memorandum) or liens or encumbrances created in connection with the equity investment by the Management Investors) or voting; except as set forth in the Final Memorandum, there are no
             (i) options, warrants or other rights to purchase from the Company, (ii) agreements or other obligations of the Company to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company outstanding. The Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity. No holder of securities of the Company is entitled to have such securities registered under a registration statement filed by the Company pursuant to the Registration Rights Agreement.

                  (c) The Company has been duly incorporated, is validly existing and is in good standing as a corporation under the laws of Minnesota, with all requisite corporate power and authority to own its properties and conduct its business as now conducted and as described in the Final Memorandum; the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, condition (financial or otherwise) or results of operations of the Company (any such event, a "Material Adverse Effect").

                  (d) The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Notes, the Exchange Notes and the Private Exchange Notes (as defined in the Registration Rights Agreement). As of the Closing Date, the Notes, the Exchange Notes and the Private Exchange Notes will have each been duly and validly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, when delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, and, in the case of the Exchange Notes and the Private Exchange Notes, when delivered in exchange for Notes pursuant to the terms of the Exchange Offer (as defined in the Registration Rights Agreement), will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their respective terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and
             (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

                  (e) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. As of the Closing Date, the Indenture will have been duly and validly authorized by the Company and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to
             (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

                  (f) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement. As of the Closing Date, the Registration Rights Agreement will have been duly and validly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
             (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

                  (g) Acquisition Corp. has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly and validly authorized, executed and delivered by Acquisition Corp.

                  (h) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Assumption Agreement dated the Closing Date whereby the Company will assume the rights, duties and obligations of Acquisition Corp. under this Agreement (the "Assumption Agreement"). As of the Closing Date, the Assumption Agreement will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except that (A) the enforcement thereof may be subject to
             (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

                  (i) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement. The Merger Agreement has been duly and validly authorized by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations. The Company has no reasonable basis to believe that the transactions contemplated by the Merger Agreement will not be consummated in accordance with the terms of such Agreement.

                  (j) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement. As of the Closing Date, the Credit Agreement will have been duly and validly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

                  (k) No consent, approval, authorization or order of any court, governmental agency or body or third party is required for the issuance and sale by the Company of the Notes to the Initial Purchaser or the consummation by the Company of the transactions contemplated hereby, except such as have been obtained and such as may be required under state securities or "Blue Sky" laws in connection with the purchase and resale of the Notes by the Initial Purchaser. The Company is not (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which it is a party or to which it or its properties or assets is subject (collectively, "Contracts"), except for any such breach, default, violation or event that would not, individually or in the aggregate, have a Material Adverse Effect.

                  (l) The execution, delivery and performance by the Company of this Agreement, the Indenture, the Registration Rights Agreement, the Assumption Agreement, the Credit Agreement, the Merger Agreement and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes to the Initial Purchaser) will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws of the Company or
             (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of its properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

                  (m) The audited financial statements of the Company included in the Final Memorandum present fairly in all material respects the financial position, results of operations and cash flows of the Company at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The summary and selected historical financial and statistical data in the Final Memorandum present fairly in all material respects the information shown therein and the summary and selected financial data have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. Coopers & Lybrand LLP (the "Independent Accountants") is an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

                  (n) The pro forma financial statements (including the notes thereto) and, to the extent applicable, the other pro forma financial information included in the Final Memorandum (i) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and
             (iii) have been properly computed on the bases described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information included in the Final Memorandum are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

                  (o) There is not pending or, to the best knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation to which the Company is a party, or to which the property or assets of the Company are subject, before or brought by any court, arbitrator or governmental agency or body that, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation of the other transactions described in the Final Memorandum.

                  (p) The Company owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by it as described in the Final Memorandum, and the Company has not received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

                  (q) Except where the same would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as now or proposed to be conducted as set forth in the Final Memorandum ("Permits"); (ii) the Company has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time alone would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and (iii) the Company has not received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Final Memorandum.

                  (r) Since the date of the most recent financial statements appearing in the Final Memorandum, except as described therein, (i) the Company has not incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, be material to the general affairs, management, business, condition (financial or otherwise) or results of operations of the Company, (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock (other than pursuant to the Company's 1992 Employee Stock Purchase
             Plan) and (iii) there shall not have been any change in the capital stock or long-term indebtedness of the Company.

                  (s) The Company has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon; and other than tax deficiencies that the Company is contesting in good faith and for which the Company has provided adequate reserves, there is no tax deficiency that has been asserted against the Company that would have, individually or in the aggregate, a Material Adverse Effect.

                  (t) The statistical and market-related data included in the Final Memorandum are based on or derived from sources that the Company believes to be reliable and accurate.

                  (u) Neither the Company nor any agent acting on its behalf has taken or will take any action that might cause this Agreement or the sale of the Notes to violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

                  (v) The Company has good and marketable title to all real property and good title to all personal property described in the Final Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Final Memorandum as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Final Memorandum or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements to which the Company is a party or by which the Company is bound are valid and enforceable against the Company, are to the knowledge of the Company valid and enforceable against the other party or parties thereto except that the enforcement of such leases, contracts and agreements may be subject to
             (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (w) There are no legal or governmental proceedings involving or affecting the Company or any of its properties or assets that would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum, nor are there any material contracts or other documents that would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

                  (x) Except as would not, individually or in the aggregate, have a Material Adverse Effect (A) the Company is in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (B) the Company has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against the Company under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company, (E) the Company has not received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any comparable state law, (F) no property or facility of the Company is (i) listed or proposed for listing on the National Priorities List under CERCLA or
             (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA or on any comparable list maintained by any state or local governmental authority.

                  For purposes of this Agreement, "Environmental Laws"
             means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials, into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

                  (y) To the knowledge of the Company, there is no strike, labor dispute, slowdown or work stoppage with the employees of the Company that is pending or threatened.

                  (z) The Company carries insurance in such amounts and covering such risks as is adequate in the reasonable judgment of the Company for the conduct of its business and the value of its properties.

                  (aa) The Company does not have any liability for any
             prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Company makes or ever has made a contribution and in which any employee of the Company is or has ever been a participant. With respect to such plans, the Company is in compliance in all material respects with all applicable provisions of ERISA.

                  (bb) The Company (i) makes and keeps accurate books
             and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its bank accounts is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

                  (cc) Immediately after the sale of the Notes pursuant
             hereto, the Company will not be an "investment company" or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

                  (dd) No holder of securities of the Company will be
             entitled to have such securities registered under the registration statements required to be filed by the Company pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

                  (ee) Immediately after the consummation of the
             Recapitalization, the fair value and present fair saleable value of the assets of the Company (on a going concern basis) will exceed the sum of its stated liabilities and identified contingent liabilities; the Company is not, nor will the Company be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby, (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent.

                  (ff) Neither the Company nor any of its Affiliates
             (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Act) that is or could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act. Assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchaser in the manner contemplated by this Agreement to register any of the Notes under the Act or to qualify the Indenture under the TIA.

                  (gg) No securities of the Company are of the same
             class (within the meaning of Rule 144A) as the Notes and listed on a national securities exchange registered under
             Section 6 of the Exchange Act, or quoted in a U.S.
             automated inter-dealer quotation system.

                  (hh) The Company has not taken, nor will the Company
             take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Notes.

                  3. Purchase, Sale and Delivery of the Notes. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, Acquisition Corp. shall cause the Company to issue and sell to the Initial Purchaser and the Initial Purchaser agrees to purchase from the Company, the Notes at 97% of their principal amount. One or more certificates in definitive form for the Notes that the Initial Purchaser has agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchaser requests upon notice to the Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Initial Purchaser, against payment by or on behalf of the Initial Purchaser of the purchase price therefor by wire transfer (in immediately available funds), to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Notes shall be made at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York at 9:00 A.M., New York time on February 25, 1998, or at such other place, time or date as the Initial Purchaser, on the one hand, and Acquisition Corp., on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the "Closing Date." Acquisition Corp. shall cause the Company to make such certificate or certificates for the Notes available for checking and packaging by the Initial Purchaser at the offices of BT Alex. Brown Incorporated in New York, New York, or at such other place as the Initial Purchaser may designate, at least 24 hours prior to the Closing Date.

                  4. Offering by the Initial Purchaser. The Initial Purchaser proposes to make an offering of the Notes at the price and upon the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchaser is advisable.

                  5. Covenants of the Company. Acquisition Corp. covenants and agrees with the Initial Purchaser that:

                  (a) The Company will not amend or supplement the Final Memorandum or any amendment or supplement thereto of which the Initial Purchaser shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchaser shall not have given its consent, which consent shall not be unreasonably withheld. The Company will promptly, upon the reasonable request of the Initial Purchaser or counsel for the Initial Purchaser, make any amendments or supplements to the Preliminary Memorandum or the Final Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchaser.

                  (b) The Company will cooperate with the Initial Purchaser in arranging for the qualification of the Notes for offering and sale under the securities or "Blue Sky" laws of such jurisdictions as the Initial Purchaser may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Notes; provided, however, that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

                  (c) If, at any time prior to the completion of the distribution by the Initial Purchaser of the Notes or the Private Exchange Notes, any event occurs or information becomes known as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly notify the Initial Purchaser thereof and will prepare, at the expense of the Company, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance.

                  (d) The Company will, without charge, until the completion of the distribution by the Initial Purchaser of the Notes, provide to the Initial Purchaser and to counsel for the Initial Purchaser as many copies of the Preliminary Memorandum and the Final Memorandum or any amendment or supplement thereto as the Initial Purchaser may reasonably request.

                  (e) The Company will apply the net proceeds from the sale of the Notes as set forth under "Use of Proceeds" in the Final Memorandum.

                  (f) For so long as the Notes remain outstanding, or during the period ending three years from the date hereof, whichever is shorter, the Company will furnish to the Initial Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee, or the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed.

                  (g) Neither the Company nor any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Act) that could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the Notes.

                  (h) The Company will not engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

                  (i)  For so long as any of the Notes remain
             outstanding, the Company will make available, upon request, to any seller of such Notes the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

                  (j) The Company will use its reasonable best efforts to (i) permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the Private Offerings, Resales and Trading through Automated Linkages market (the "Portal Market") and (ii) permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

                  (k) In connection with Notes offered and sold in an off shore transaction (as defined in Regulation S) the Company will not register any transfer of such Notes not made in accordance with the provisions of Regulation S and will not, except in accordance with the provisions of Regulation S, if applicable, issue any such Notes in the form of definitive securities.

                  6. Expenses. Acquisition Corp. agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto and any "Blue Sky" memoranda, (ii) all arrangements relating to the delivery to the Initial Purchaser of copies of the foregoing documents,
        (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Company, (iv) preparation (including printing), issuance and delivery to the Initial Purchaser of the Notes, (v) the qualification of the Notes under state securities and "Blue Sky" laws, including filing fees and reasonable fees and disbursements of counsel for the Initial Purchaser relating thereto, (vi) expenses in connection with any meetings with prospective investors in the Notes, (vii) fees and expenses of the Trustee including reasonable fees and expenses of counsel,
        (viii) all expenses and listing fees incurred in connection with the application for quotation of the Notes on the PORTAL Market and (ix) any fees charged by investment rating agencies for the rating of the Notes. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 7 hereof is not satisfied, because this Agreement is terminated or because of any failure, refusal or inability on the part of Acquisition Corp. to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchaser of its obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), Acquisition Corp. agrees to promptly reimburse the Initial Purchaser upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of Cahill Gordon & Reindel, counsel for the Initial Purchaser) that shall have been incurred by the Initial Purchaser in connection with the proposed purchase and sale of the Notes. Acquisition Corp. shall not, in any event, be liable to the Initial Purchaser for the loss of anticipated profits from the transactions covered by this Agreement.

                  7.   Conditions of the Initial Purchaser's
        Obligations. The obligation of the Initial Purchaser to purchase and pay for the Notes shall, in its sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

                  (a) On the Closing Date, the Initial Purchaser shall have received the opinion, dated as of the Closing Date and addressed to the Initial Purchaser, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect that:

                       (i) Assuming the due authorization, execution and delivery of the Indenture by the Company and the Trustee, the Indenture will constitute the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to
                  (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
                  (ii) general principles of equity.

                      (ii) The Notes are in the form contemplated by the Indenture. Assuming that the Notes have been duly authorized, executed and delivered by the Company and paid for by the Initial Purchaser in accordance with the terms of this Agreement (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), the Notes will constitute the valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

                     (iii) When the Exchange Notes and the Private Exchange Notes have been duly executed and delivered by the Company in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Exchange Notes and the Private Exchange Notes by the Trustee in accordance with the Indenture), the Exchange Notes and the Private Exchange Notes will constitute the valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

                      (iv) Assuming the due authorization, execution and delivery of the Registration Rights Agreement by the Company and the Initial Purchaser, the Registration Rights Agreement will constitute the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and
                  (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

                       (v) Assuming the due authorization, execution and delivery of the Assumption Agreement by the Company, the Assumption Agreement will constitute the valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and
                  (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

                      (vi) The Indenture, the Notes, the Exchange Notes, the Registration Rights Agreement, the Credit Agreement and the Merger Agreement conform in all material respects to the descriptions thereof contained in the Final Memorandum.

                     (vii) The statements in the Final Memorandum under the caption "Certain Relationships and Related Transactions," insofar as they are descriptions of certain provisions of contracts or agreements, fairly summarize such provisions in all material respects.

                    (viii)   The execution and delivery of this
                  Agreement, the Indenture, the Registration Rights Agreement, the Assumption Agreement and the Credit Agreement and the consummation of the transactions contemplated hereby, thereby and under the Merger Agreement (including, without limitation, the issuance and sale of the Notes to the Initial Purchaser) will not conflict with or constitute or result in a breach or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of
                  (i) the terms or provisions of any Applicable Contracts (as defined), except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect or (ii) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8 hereof) any Applicable Laws (as defined).
                  "Applicable Contracts" mean those contracts set forth on Schedule 1 to this Agreement. "Applicable Laws" means the laws of the State of New York and the laws of the United States of America, in each case, that, in such counsel's experience, are normally applicable to transactions of the type provided for herein (it being understood that such counsel has made no special investigation with respect to any other laws), but excluding securities or blue sky laws of any jurisdiction, anti-fraud laws of any jurisdiction, rules and regulations of the National Association of Securities Dealers, Inc. and the Trust Indenture Act of 1939, as amended. Such counsel need not express any opinion, however, as to whether the execution or delivery by the Company of the Notes, this Agreement, the Indenture, the Registration Rights Agreement, the Credit Agreement or the Assumption Agreement, or the performance by the Company of its obligations thereunder or under the Merger Agreement, will constitute a violation of or a default under any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company.

                      (ix) No consent, approval, authorization or order of any Governmental Authority (as defined) is required for the issuance and sale by the Company of the Notes to the Initial Purchaser or the other transactions contemplated hereby, except such as may be required under Blue Sky laws, as to which such counsel need express no opinion, and those that have previously been obtained. "Governmental Authority" means any New York or federal executive, legislative, judicial, administrative or regulatory body with authority to administer Applicable Laws.

                       (x) The Company is not, nor immediately after the sale of the Notes to be sold hereunder and the application of the proceeds from such sale (as described in the Final Memorandum under the caption "Use of Proceeds") will it be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                      (xi) No registration under the Act of the Notes is required in connection with the sale of the Notes to the Initial Purchaser as contemplated by this Agreement and the Final Memorandum or in connection with the initial resale of the Notes by the Initial Purchaser in accordance with Section 8 of this Agreement, and prior to the commencement of the Exchange Offer (as defined in the Registration Rights Agreement) or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), the Indenture is not required to be qualified under the TIA, in each case assuming (i) that the purchasers who buy such Notes in the initial resale thereof are QIBs or are purchasing the Notes in offshore transactions in reliance on Regulation S, (ii) the accuracy of the Initial Purchaser's representations in Section 8 and those of the Company contained in paragraphs (g),
                  (h), (i) and (k) of Section 5 and (iii) the due performance by the Initial Purchaser of the agreements set forth in Section 8 hereof.

                     (xii)   Neither the consummation of the
                  transactions contemplated by this Agreement nor the sale, issuance, execution or delivery of the Notes will violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                       At the time the foregoing opinion is delivered,
             Skadden, Arps, Slate, Meagher & Flom LLP shall additionally state that it has participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, representatives of the Initial Purchaser and counsel for the Initial Purchaser, at which conferences the contents of the Final Memorandum and related matters were discussed, and, although it has not independently verified and is not passing upon and assumes no responsibility for the accuracy, completeness or fairness of the statements contained in the Final Memorandum (except to the extent specified in subsection 7(a)(vi) and (vii)) no facts have come to its attention that lead it to believe that the Final Memorandum, on the date thereof or at the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (it being understood that such firm need express no opinion with respect to the financial statements and related notes thereto and the other financial, statistical and accounting data included in the Final Memorandum). The opinion of Skadden, Arps, Slate, Meagher & Flom LLP described in this Section shall be rendered to the Initial Purchaser at the request of the Company and shall so state therein.

                       References to the Final Memorandum in this
             subsection (a) shall include any amendment or supplement thereto prepared in accordance with the provisions of this Agreement at the Closing Date.

                  (b) On the Closing Date, the Initial Purchaser shall have received the opinion dated as of the Closing Date and addressed to the Initial Purchaser, of Dorsey & Whitney LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect that:

                       (i) The Company is duly incorporated, validly existing and in good standing under the laws of Minnesota and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Final Memorandum.

                      (ii)   The Company has an authorized capital
                  stock consisting of 25,000,000 shares of common stock, $.01 par value; all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights pursuant to the Company's restated articles of incorporation, bylaws or Minnesota law.

                     (iii) The Company has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, the Notes, the Exchange Notes and the Private Exchange Notes; the Indenture has been duly and validly authorized, executed and delivered by the Company.

                      (iv) The Notes have each been duly and validly authorized, executed and delivered by the Company.

                       (v)   The Exchange Notes and the Private
                  Exchange Notes have been duly and validly authorized by the Company.

                      (vi) The Company has the corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement; the Registration Rights Agreement has been duly and validly authorized, executed and delivered by the Company.

                     (vii) The Company has the corporate power and authority to execute, deliver and perform its obligations under the Assumption Agreement; the Assumption Agreement has been duly and validly authorized by the Company. The Assumption Agreement has been duly executed and delivered by the Company.

                    (viii) Acquisition Corp. has the corporate power and authority to execute, deliver and perform its obligations under this Agreement; this Agreement has been duly and validly authorized by Acquisition Corp. This Agreement has been duly executed and delivered by Acquisition Corp.

                      (ix)   The execution and delivery of this
                  Agreement by Acquisition Corp., and the performance by Acquisition Corp. of its obligations hereunder do not violate or cause a breach of the restated articles of incorporation or bylaws of Acquisition Corp.

                       (x)    The execution and delivery of the
                  Indenture, the Registration Rights Agreement, the Assumption Agreement and the Credit Agreement by the Company, and the performance by the Company of its obligations thereunder do not violate or cause a breach of the restated articles of incorporation or bylaws of the Company.

                  (c) On the Closing Date, the Initial Purchaser shall have received the opinion, in form and substance satisfactory to the Initial Purchaser, dated as of the Closing Date and addressed to the Initial Purchaser, of Cahill Gordon & Reindel, counsel for the Initial Purchaser, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchaser may reasonably require. In rendering such opinion, Cahill Gordon & Reindel shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

                  (d) The Initial Purchaser shall have received from Coopers & Lybrand LLP, the Company's independent accountants, a "comfort letter" or letters dated the date hereof and the Closing Date, in form and substance satisfactory to counsel for the Initial Purchaser.

                  (e)  The representations and warranties of
             Acquisition Corp. contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company's officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; Acquisition Corp. shall have performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Final Memorandum, there shall have been no event or development that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

                  (f) The sale of the Notes hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

                  (g) Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), the conduct of the business and operations of the Company shall not have been interfered with by strike, fire, flood, hurricane, accident or other calamity (whether or not insured) or by any court or governmental action, order or decree, and, except as otherwise stated therein, the properties of the Company shall not have sustained any loss or damage (whether or not insured) as a result of any such occurrence, except any such interference, loss or damage that would not, individually or in the aggregate, have a Material Adverse Effect.

                  (h) The Initial Purchaser shall have received a certificate of the Company, dated the Closing Date, signed on behalf of the Company by its Chairman of the Board, President or any Vice President and the Chief Financial Officer, to the effect that:

                       (i)   The representations and warranties of
                  Acquisition Corp. contained in this Agreement are true and correct as of the date hereof and as of the Closing Date, and Acquisition Corp. has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

                      (ii) At the Closing Date, since the date hereof or since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect; and

                     (iii) The sale of the Notes hereunder has not been enjoined (temporarily or permanently).

                  (i) The Initial Purchaser shall have received a true and correct copy of the Credit Agreement, together with all related documents, instruments and agreements and all schedules, exhibits, appendices and attachments thereto; there have been no material amendments, alterations, modifications or waivers of any of the provisions of the Credit Agreement dated the Closing Date, and there shall have been no material amendments, alterations, modifications or waivers of any provisions of the Credit Agreement; there exists as of the date hereof and on and as of the Closing Date (after giving effect to the transactions contemplated by this Agreement and the application of the proceeds received by the Company from the sale of the Notes) no condition that would constitute a Default or an Event of Default (each as defined in the Credit Agreement) under the Credit Agreement.

                  (j) The Initial Purchaser shall have received a true and correct copy of the Merger Agreement, together with all related documents, instruments and agreements and all schedules, exhibits, appendices and attachments thereto; there have been no material amendments, alterations, modifications or waivers of any of the provisions of the Merger Agreement dated the Closing Date.

                  (k) On the Closing Date, the Initial Purchaser shall have received the Registration Rights Agreement and the Assumption Agreement executed by the Company and such agreements shall be in full force and effect at all times from and after the Closing Date.

                  (l) The Company shall have received, as equity, at least $21.0 million from Childs and related investors and affiliates and the Management Investors.

                  (m) The certificate of merger with respect to the Merger shall have been filed with the Secretary of State of Minnesota and shall have become effective.

                  On or before the Closing Date, the Initial Purchaser and counsel for the Initial Purchaser shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company as they shall have heretofore reasonably requested from the Company.

                  All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchaser and counsel for the Initial Purchaser. Acquisition Corp. shall cause the Company to furnish to the Initial Purchaser such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchaser shall reasonably request.

                  8.   Offering of Notes; Restrictions on Transfer.
        (a) The Initial Purchaser represents and warrants that it is a QIB. The Initial Purchaser agrees with the Company that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and (ii) it has and will solicit offers for the Notes only from, and will offer the Notes only to (A) in the case of offers inside the United States, persons whom the Initial Purchaser reasonably believes to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchaser that each such account is a QIB to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Notes such persons are deemed to have represented and agreed as provided under the caption "Transfer Restrictions" contained in the Final Memorandum.

                  (b) The Initial Purchaser represents and warrants with respect to offers and sales outside the United States that
        (i) it has and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes any Memorandum or any such other material, in all cases at its own expense; (ii) the Notes have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act; (iii) it has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S; and (iv) it agrees that, at or prior to confirmation of sales of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

                  "The Notes covered hereby have not been
                  registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons
                  (i) as part of the distribution of the Notes at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date of the offering, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them in Regulation S."

                       Terms used in this Section 8 and not defined in this
             Agreement have the meanings given to them in Regulation S.

                       9. Indemnification and Contribution. (a) Acquisi-tion Corp. agrees to indemnify and hold harmless the Initial Purchaser, and each person, if any, who controls the Initial Purchaser or its affiliates within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

                       (i)   any untrue statement or alleged untrue
                  statement of any material fact contained in any Memorandum or any amendment or supplement thereto; or

                      (ii) the omission or alleged omission to state, in any Memorandum or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse, as incurred, the Initial Purchaser and each such controlling person for any legal or other expenses reasonably incurred by the Initial Purchaser or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, that Acquisition Corp. will not be liable
             (i) in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company by the Initial Purchaser specifically for use therein or (ii) in any such case with respect to the Preliminary Memorandum, to the extent that any such loss, claim, damage or liability arises solely from the fact that the Initial Purchaser sold Notes to a person to whom there was not sent or given a copy of the Final Memorandum (as amended or supplemented) at or prior to the written confirmation of such sale if the Company shall have previously furnished copies thereof to the Initial Purchaser in accordance with Section 5(d) hereof and the Final Memorandum (as amended and supplemented) would have corrected any such untrue statement or omission. This indemnity agreement will be in addition to any liability that Acquisition Corp. may otherwise have to the indemnified parties. Acquisition Corp. shall not be liable under this Section 9 for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld. The Initial Purchaser shall not, without the prior written consent of the Company, effect any settlement or compromise of any pending or threatened proceeding in respect of which the Company is or could have been a party, or indemnity could have been sought hereunder by the Company, unless such settlement (A) includes an unconditional written release of the Company, in form and substance reasonably satisfactory to the Company, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the Company.

                       (b) The Initial Purchaser agrees to indemnify and hold harmless Acquisition Corp. and its directors, officers and each person, if any, who controls Acquisition Corp. within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which Acquisition Corp. or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in any Memorandum or any amendment or supplement thereto, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to the Company by the Initial Purchaser specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses reasonably incurred by Acquisition Corp. or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties. The Initial Purchaser shall not be liable under this Section 9 for any settlement of any claim or action effected without its consent, which shall not be unreasonably withheld. Acquisition Corp. shall not, without the prior written consent of the Initial Purchaser, effect any settlement or compromise of any pending or threatened proceeding in respect of which the Initial Purchaser is or could have been a party, or indemnity could have been sought hereunder by the Initial Purchaser, unless such settlement (A) includes an unconditional written release of the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the Initial Purchaser.

                       (c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that in such counsel's reasonable opinion there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchaser in the case of paragraph (a) of this Section 9 or Acquisition Corp. in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this
             Section 9, in which case the indemnified party may effect such a settlement without such consent.

                       (d)  In circumstances in which the indemnity
             agreement provided for in the preceding paragraphs of this
             Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by Acquisition Corp. on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or the Initial Purchaser on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. Acquisition Corp. and the Initial Purchaser agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or
             Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director and officer of Acquisition Corp. and each person, if any, who controls Acquisition Corp. within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as Acquisition Corp.

                       10.  Survival Clause.  The respective
             representations, warranties, agreements, covenants, indemnities and other statements of the Company and its officers and the Initial Purchaser set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company or any of its officers or directors, the Initial Purchaser or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Notes. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

                       11. Termination. (a) This Agreement may be terminated in the sole discretion of the Initial Purchaser by notice to Acquisition Corp. given prior to the Closing Date in the event that Acquisition Corp. shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date:

                       (i) the Company shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slowdown or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Initial Purchaser, has had or has a Material Adverse Effect, or there shall have been, in the sole judgment of the Initial Purchaser, any event or development that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect (including, without limitation, a change in control of the Company), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

                      (ii) trading in securities of the Company or in securities generally on the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market shall have been suspended or minimum or maximum prices shall have been established on any such exchange or market;

                     (iii) a banking moratorium shall have been declared by New York or United States authorities;

                      (iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency or (C) any material change in the financial markets of the United States which, in the case of (A),
                  (B) or (C) above and in the sole judgment of the Initial Purchaser, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Notes as contemplated by the Final Memorandum; or

                       (v) any securities of the Company shall have been downgraded or placed on any "watch list" for possible downgrading by any nationally recognized statistical rating organization.

                       (b)  Termination of this Agreement pursuant to this
             Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

                       (c) Unless the parties hereto mutually agree otherwise, this Agreement shall terminate automatically in the event that the Merger is not consummated on the Closing Date, except as provided in Section 10 hereof.

                       12. Information Supplied by the Initial Purchaser. The statements set forth in the last paragraph on the front cover page and the last two sentences of the third paragraph under the heading "Private Placement" in the Final Memorandum (to the extent such statements relate to the Initial Purchaser) constitute the only information furnished by the Initial Purchaser to the Company for the purposes of Sections 2(a) and 9 hereof.

                       13. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchaser, shall be mailed or delivered to BT Alex. Brown Incorporated, 130 Liberty Street, New York, New York 10006, Attention: Corporate Finance Department; if sent to the Company, shall be mailed or delivered to the Company at 1250 Northland Plaza, 3800 West 80th Street, Bloomington, MN 55431-4442, Attention: Chief Executive Officer; with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, NY 10022-3897,
             Attention: Vincent J. Pisano, Esq.

                       All such notices and communications shall be deemed
             to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

                       14. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser and Acquisition Corp. and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of Acquisition Corp. contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchaser contained in Section 9 of this Agreement shall also be for the benefit of the directors of Acquisition Corp., its officers and any person or persons who control Acquisition Corp. within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Notes from the Initial Purchaser will be deemed a successor because of such purchase.

                       15. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

                       16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                       If the foregoing correctly sets forth our
             understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement by and between Acquisition Corp. and the Initial Purchaser.

                                                Very truly yours,

                                                UHS ACQUISITION CORP.

                                                By:  /s/ Edward D. Yun
                                                     --------------------
                                                     Name:
                                                     Title:

             The foregoing Agreement
             is hereby confirmed and accepted
             as of the date first above
             written.

             BT ALEX. BROWN INCORPORATED

             By:  /s/ Alex Freedman
                  -----------------
                  Name:  Alex Freedman
                  Title: Vice President